THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

                        SHAREHOLDER INFORMATION AGREEMENT


THIS AGREEMENT, dated as of April 16, 2007, is by and between Morgan Stanley Distribution, Inc. ("Fund Agent") and the financial intermediary whose name appears on the signature page of this Agreement ("Intermediary"). Fund Agent is entering into this Agreement on behalf of The Universal Institutional Funds, Inc., including any separate series or portfolios thereof, whether existing at the date of this Agreement or established subsequent hereto (each, a "Fund," and, collectively, the "Funds").

                                   WITNESSETH:

WHEREAS, SEC Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires every mutual fund company or its principal underwriter to enter into written agreements with financial intermediaries (as defined by the Rule), obligating each financial intermediary, to (i) provide the fund company, upon request, with specific shareholder identification and Transaction Information, and (ii) execute any instructions from the fund company to block trading of fund shares by shareholders who have been identified as engaging in transactions of fund shares that violate the fund company's market-timing and short-term trading policies;

WHEREAS, Fund Agent is the principal underwriter and distributor for the Funds; and

WHEREAS, Intermediary is either (i) a broker, dealer, bank, or other entity that holds securities of record issued by a fund in nominee name; (ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund (1) a retirement plan administrator under ERISA or (2) an entity that maintains the plan's participant records; or (iii) an insurance company separate account.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree and declare as follows:


A. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

1. The term "Fund" shall mean an open-end management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Funds; (ii) the principal underwriter or distributor for the Funds; or (iii) the transfer agent for the Funds. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1Act.(1)

2. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by the Intermediary.

3. The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary
     ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

4. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

5. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

6.   The   term   "written"   includes   electronic   writings   and   facsimile
     transmissions.

B. AGREEMENT TO PROVIDE SHAREHOLDER INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. ("Transaction Information") Unless otherwise specifically requested by the Fund, this section shall be read to require Intermediary to provide only that Transaction Information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1. Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) business days from the date of the request, for which Transaction Information is sought. The Fund may request Transaction
     Information older than ninety (90) business days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2. Timing of Requests. Fund requests for Shareholder Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested Transaction Information specified in this Section B. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and Transaction Information specified in this Section B is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the Transaction Information set forth in this Section B for those shareholders who hold an account with an indirect intermediary or
     (ii) prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or
     (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any Transaction Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

C. Limitations on Use of Transaction Information. The Fund agrees to only use the Transaction Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Transaction Information is confidential and that the Fund will not share the Transaction Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information. The Fund agrees not to share the Transaction Information internally, except on a "need to know basis." The Fund further agrees that it will notify Intermediary immediately in the event that the confidentiality of any Transaction Information is breached.

D. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged  in  transactions  of the Fund's  Shares  (directly  or  indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

1. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific prohibition(s)) to be executed, including how long the prohibition(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediary.

3. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that the instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

4. Redemption Fees. The parties to this Agreement acknowledge that the Board of Trustees of the Fund (the "Board") has determined that imposition of a redemption fee is either not necessary or not appropriate with respect to the Fund. If the Board determines at a future time to impose a redemption fee, the Fund agrees to provide as much notice as reasonably practicably to allow Intermediary to program its systems to administer the redemption fee by a date mutually agreed upon by the Fund and the Intermediary.


E. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund(s) by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements and is hereby incorporated into the Fund Participation Agreements by reference. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

F. TERMINATION This Agreement will terminate with respect to a specific Fund upon the termination of the Fund Participation Agreement relating to that Fund.

G. NOTICES. The Fund will send information and instruction requests to the following address: Phoenix Life Insurance Companies Attention:

                       Michael Marshall
                       31 Tech Valley
                       East Greenbush, NY 12061


The Fund will send all other notices, amendments, and correspondence to the following address:

                        Phoenix Life Insurance Companies
                        Attention: Jeanie Gagnon
                        One American Row
                        P. O. Box 5056
                        Hartford, CT 06102-5056

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.


MORGAN STANLEY DISTRIBUTION, INC.

[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                  --
Michael P. Kiley
President and Chief Executive Officer

PHOENIX LIFE INSURANCE COMPANY, AS AGENT,
ON BEHALF OF VALLEY FORGE LIFE INSURANCE COMPANY

By:/s/ Gina Collopy O'Connell

Name: Gina Collopy O'Connell

Title: Sr.Vice President

Date: March 21, 2007





(1) As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain, a Social Security Number (SSN) from the Social Security Administration
(SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.